Exhibit 10.5

AMENDMENT 2005-1

BECKMAN COULTER, INC.

EXECUTIVE RESTORATION PLAN

WHEREAS, Beckman Coulter, Inc. (the “Corporation”) maintains the Beckman Coulter, Inc. Executive Restoration Plan (the “Plan”);

WHEREAS, compensation deferred by participants under the Plan that was not earned and vested as of December 31, 2004 is subject to the requirements of Section 409A of the Internal Revenue Code;

WHEREAS, it is advisable to amend the Plan to permit Plan participants to make certain elections with respect to compensation deferred under the Plan in accordance with the Section 409A transition relief afforded by IRS Notice 2005-1 and subsequent IRS guidance.

RESOLVED, that the Plan is hereby amended, effective as of January 1, 2005, by adding the following Appendix A:

“APPENDIX A

SECTION 409A TRANSITION RULES

A1.  As contemplated by IRS Notice 2005-1 and subsequent guidance from the IRS as to participant Plan deferrals that are subject to Section 409A of the Internal Revenue Code, a Plan participant may elect in writing on or before December 15, 2005 to cancel all (but not less than all) of his or her Plan deferral elections for any 2004 bonus (otherwise payable in 2005) and any 2005 salary, in which case the amount otherwise deferred by the participant to the Plan with respect to such a cancelled election, adjusted for deemed earnings and losses pursuant to the Plan for the period commencing with the date such deferred amount was credited to the Plan through the time such amount is paid to the participant, shall be paid to the participant (subject to required tax withholding and other authorized deductions) promptly after December 15, 2005 and in all cases no later than December 31, 2005.

A2.  As contemplated by IRS Notice 2005-1, a Plan participant may elect in writing on or before March 15, 2005 to defer any 2005 salary and/or 2004 bonus (that would otherwise be paid in 2005), provided that such amounts have not been paid or become payable at the time of such election.

A3.  As contemplated by IRS Notice 2005-1 and subsequent guidance from the IRS, a Plan participant may elect in writing to defer any “performance-based compensation” (as such term is defined in the applicable IRS guidance) on or before the date that is six (6) months before the end of the service period to which such compensation relates.

A4.  As contemplated by IRS Notice 2005-1 and subsequent guidance from the IRS, a Plan participant may elect in writing to change any distribution election such participant has made with respect to compensation deferred under the Plan, and any such election change need not comply with the requirements of Section 409A of the Code applicable to changes in distribution elections; provided, however, that any such change must be made on or before December 31, 2006, and provided, further, that to the extent that such change relates to distributions that would otherwise be made in 2006 or would result in any distributions being made in 2006, such change must be made on or before December 31, 2005.

A5.  Any election made by a Plan participant under this Appendix A must be irrevocable as of the date such election is required to be made pursuant to the terms hereof and must otherwise comply with the procedures for making distribution elections set forth in this Plan.”

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Amendment on this 21st day of December, 2005.

BECKMAN COULTER, INC.

By:	/s/James Robert Hurley

Title:	Vice President, Human Resources